EXHIBIT 14.1
SANMINA CORPORATION
CODE OF BUSINESS CONDUCT AND ETHICS
(as revised on September 13. 2021)
I.INTRODUCTION
This Code of Business Conduct and Ethics helps ensure compliance with legal requirements and our standards of business conduct, and it applies to all worldwide employees (including executive officers) of Sanmina Corporation and its wholly-owned subsidiaries (collectively, the “Company”) and to members of its Board of Directors. All Company employees are expected to read and understand this Code of Business Conduct and Ethics, uphold these standards in daytoday activities, comply with all applicable policies and procedures, and ensure that all agents and contractors are aware of, understand and adhere to these standards.
Because the principles described in this Code of Business Conduct and Ethics are general in nature, you should also review all applicable Company policies and procedures for more specific instruction, and contact the Human Resources Department or Legal Department if you have any questions.
Nothing in this Code of Business Conduct and Ethics, in any company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.
We are committed to continuously reviewing and updating our policies and procedures. Therefore, this Code of Business Conduct and Ethics is subject to modification. This Code of Business Conduct and Ethics supersedes all other such codes, policies, procedures, instructions, practices, rules or written or verbal representations to the extent they are inconsistent.
Please sign the acknowledgment form at the end of this Code of Business Conduct and Ethics and return the form to the Human Resources Manager at your facility indicating that you have received, read, understand and agree to comply with the Code of Business Conduct and Ethics. The signed acknowledgment form will be located in your personnel file. As part of the Company’s ongoing compliance process, officers and other appropriate personnel will be asked to periodically complete online training regarding the principles contained in the Code of Business Conduct and Ethics. In addition, periodically, you may be asked to participate in seminars, training meetings and similar activities related to reinforcing your understanding of this Code of Business Conduct and Ethics and its applicability to the Company’s business.

II.COMPLIANCE IS EVERYONE'S BUSINESS
Ethical business conduct is critical to our business. As an employee, your responsibility is to respect and adhere to these practices. Many of these practices reflect legal or regulatory requirements.

Violations of these laws and regulations can create significant liability for you, the Company, its directors, officers, and other employees.
Part of your job and ethical responsibility is to help enforce this Code of Business Conduct and Ethics. You should be alert to possible violations and report possible violations to the Human Resources Department or the Legal Department. Violations can be reported as follows:

General Counsel
Sanmina Corporation
2700 North First Street
San Jose, CA 95134
Phone: (408) 964-3500
Fax: (408) 964-3888

The Company maintains an anonymous Open Door Hotline. The Hotline provides a method for employees to confidentially report suspected violations of this Code of Business Conduct and Ethics, either by toll-free phone access or web access. Employees and stakeholders may use this Hotline for reporting, among other things, matters pertaining to accounting, internal accounting controls, or auditing matters. This Hotline is operated by a third-party service provider to ensure anonymity. Employees can access the Hotline as follows:

Telephone (from the United States/Canada): 1-866-879-0424
Please go to www.opendoor.ethicspoint.com for the current list of international numbers.
Internet: www.opendoor.ethicspoint.com
If you believe that, based on the nature of the suspected improprieties and the persons you believe to be involved, reporting violations to the Human Resources Department or the Legal Department would be ineffective, you may report such violations to the Chairperson of the Audit Committee or to the Chairperson of the Nominating and Governance Committee. Reports can be made to the Chairperson of the Audit Committee or the Chairperson of the Nominating and Governance Committee as follows:

Chairperson of the Audit Committee
Sanmina Corporation
2700 North First Street
San Jose, CA 95134
Phone: (408) 964-3850

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Chairperson of the Nominating and Governance Committee
Sanmina Corporation
2700 North First Street
San Jose, CA 95134
Phone: (408) 964-3390

The Company will promptly and thoroughly investigate all credible allegations of breaches of this Code of Business Conduct and Ethics as appropriate under the circumstances. You must cooperate in any internal or external investigations of possible violations.
You should know that reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code of Business Conduct and Ethics or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is both a violation of Company policy and is prohibited by a variety of state and federal civil and criminal laws including the Sarbanes-Oxley Act of 2002. Accordingly, the Company will not permit the making of any reprisal, threats, retribution or retaliation or similar actions against any person making a good faith report of a suspected violation of law, this Code of Business Conduct and Ethics or other Company policies.
Violations of law, this Code of Business Conduct and Ethics or other Company policies or procedures by Company employees can lead to disciplinary action up to and including termination.
In trying to determine whether any given action is appropriate, use the following test. Imagine that the words you are using or the action you are taking is going to be fully disclosed in the media with all the details, including your photo. If you are uncomfortable with the idea of this information being made public, perhaps you should think again about your words or your course of action.
In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices by contacting the Legal Department.
III.YOUR RESPONSIBILITIES TO THE COMPANY AND ITS STOCKHOLDERS
A.General Standards of Conduct
The Company expects all employees, agents and contractors to exercise good judgment to ensure the safety and welfare of employees, agents and contractors and to maintain a cooperative, efficient, positive, harmonious and productive work environment and business organization. These standards apply while working on our premises or remotely, at offsite locations where our business is being conducted, at Company-sponsored business and social events, or at any other place where you are a representative of the Company. Employees, agents or contractors who engage in misconduct or whose performance is unsatisfactory may be subject to corrective action, up to and including termination. You should review our employment handbook for more detailed information.

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B.Applicable Laws
All Company employees, agents and contractors must comply with all applicable laws, regulations, rules and regulatory orders. Company employees located outside of the United States must comply with laws, regulations, rules and regulatory orders of the United States, including the Foreign Corrupt Practices Act and the U.S. Export Control Act, in addition to applicable local laws. Each employee, agent and contractor must acquire appropriate knowledge of the requirements relating to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice from the Legal Department on specific Company policies and procedures. Violations of laws, regulations, rules and orders may subject the employee, agent or contractor to individual criminal or civil liability, as well as to discipline by the Company. Such individual violations may also subject the Company to civil or criminal liability or the loss of business.
C.Conflicts of Interest
Each of us has a responsibility to the Company, our stockholders and each other. Although this duty does not prevent us from engaging in personal transactions, investments and relationships, it does require that we avoid situations where a conflict of interest might occur or appear to occur. The Company is subject to scrutiny from customers, suppliers, governmental agencies and other institutions. We should always strive to avoid even the appearance of impropriety.
What constitutes a conflict of interest? A conflict of interest exists where the interests or benefits of one person (including an employee) or entity conflict with the interests or benefits of the Company. Examples include:
(i)Employment/Outside Employment. In consideration of your employment with the Company, you are expected to devote your full attention to the business interests of the Company. You are prohibited from engaging in any activity that interferes with your performance or responsibilities to the Company or is otherwise in conflict with or prejudicial to the Company. Our policies prohibit any employee from accepting simultaneous full-time or part-time employment with another company without obtaining the consent of both your immediate supervisor and the General Counsel of the Company. If you have any questions on this requirement, you should contact your supervisor or the Legal Department.
(ii)Outside Directorships. The Company views serving on the Board of Directors or in a similar capacity with any entity as a potential conflict of interest. Therefore, prior to accepting any such appointment, you must obtain the consent of both your immediate supervisor and the General Counsel of the Company. Such approval may be conditioned upon the completion of specified actions. Also, any compensation you receive for such service should be commensurate to your responsibilities.
(iii)Business Interests. You must disclose to your manager any interest that you have that may conflict with the business of the Company. This can be an ownership interest in a company that does or is proposing to do business with the Company. “Interest” is construed broadly and includes any ownership position, director or officer position or familial relationship with an owner,

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director or officer. Therefore, if you are considering investing in a Company customer, supplier, developer or competitor, you must first take great care to ensure that these investments do not compromise your responsibilities to the Company. Many factors should be considered in determining whether a conflict exists, including the size and nature of the investment; your ability to influence the Company’s decisions; your access to confidential information of the Company or of the other company; and the nature of the relationship between the Company and the other company. Therefore, while owning a few hundred shares of a publicly traded “tier-one” competitor or supplier will not, by itself, violate Company policy, ownership of five or ten percent of the outstanding shares of a small privately-held supplier to the Company could constitute a violation of Company policy and must be disclosed.
(iv)Family and Personal Relationships. Family and personal relationships among employees can also present a conflict of interest. For that reason, you may not cause to become employed, or conduct Company business with a relative or significant other or with a business in which a relative or significant other is an officer, director or investor without prior disclosure to the Chief Financial Officer of the Company. If such transactions involve the Company's directors or executive officers, they must be disclosed in advance to the Chief Financial Officer and be reviewed by the Company's Audit Committee. Relatives include spouse, sister, brother, daughter, son, mother, father, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships, and in-laws. Significant others include persons living in a spousal (including same sex) or familial fashion with an employee. Any dealings with a relative, significant other or business in which a relative or significant other is associated must be conducted in such a way that no preferential treatment is given to them.
Similarly, the Company discourages the employment of relatives, significant others and employees involved in a romantic relationship with each other in positions or assignments within the same department. Furthermore, no manager shall have a romantic relationship with another employee in their reporting line or for whom such manager can directly or indirectly influence the employment or compensation of such employee. The purpose of this policy is to prevent the organizational impairment, conflicts of interest and risks of sexual harassment that are a potential outcome of the employment of relatives, significant others or romantic partners, especially in a supervisor/subordinate relationship.
(v)Other Situations. Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. If a proposed transaction or situation raises any questions or doubts in your mind, you should consult the Legal Department.
D.Corporate Opportunities
Employees, officers and directors may not exploit for their own personal gain opportunities that are discovered through the use of corporate property, information or position unless the opportunity is disclosed fully in writing to the Company’s Board of Directors and the Board of Directors declines to pursue such opportunity.
E.Payments or Gifts
Under no circumstances may employees, agents, contractors, vendors or consultants: (i) accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from

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customers or suppliers, or (ii) offer to pay, make payment, promise to pay, or issue authorization to pay any money, gift, or anything of value to customers or suppliers in a manner that is intended, directly or indirectly, to influence any business decision or to cause any action or failure to act that would constitute the commitment of fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy are to be directed to Human Resources or the Legal Department.
F.Protecting the Company's Confidential Information
The Company's confidential information and that of its customers are valuable assets. The Company’s confidential information includes, but is not limited to, product architectures; source codes; product plans and road maps; names and lists of customers, dealers, and employees; and financial information. This information is the property of the Company or its customers and may be protected by patent, trademark, copyright and trade secret laws. All confidential information must be used for Company business purposes only. Every employee, agent and contractor must safeguard it. THIS RESPONSIBILITY INCLUDES NOT DISCLOSING THE COMPANY CONFIDENTIAL INFORMATION SUCH AS INFORMATION REGARDING THE COMPANY'S PRODUCTS OR BUSINESS UNLESS YOU HAVE CONFIRMED THAT A NONDISCLOSURE AGREEMENT IS IN PLACE AND THAT THE ELECTRONIC COMMUNICATIONS ARE APPROPRIATELY SAFEGUARDED AND, IN THE CASE OF DISCLOSURES OF CUSTOMER CONFIDENTIAL INFORATION, YOU MUST HAVE CONFIRMED THE CUSTOMER HAS PROVIDED CONSENT TO SUCH DISCLOSURE. This responsibility includes the safeguarding, securing and proper disposal of confidential information in accordance with the Company's policy on Maintaining and Managing Records set forth in Section III (L) of this Code of Business Conduct and Ethics. This obligation extends to confidential information of third parties, which the Company has rightfully received under Non-Disclosure Agreements. See the Company's policy dealing with Handling the Confidential Information of Others set forth in Section III (G) of this Code of Business Conduct and Ethics.
(i)Proprietary Information and Inventions Agreement. When you joined the Company, you signed an agreement to protect and hold confidential the Company's proprietary information. This agreement remains in effect for as long as you work for the Company and after you leave the Company. Under this agreement, you may not disclose the Company's confidential information to anyone or use it to benefit anyone other than the Company without the prior written consent of an authorized Company officer.
(ii)Disclosure of Company Confidential Information. To further the Company's business, from time to time our confidential information may be disclosed to potential business partners. However, such disclosure should never be done without carefully considering its potential benefits and risks. If you determine in consultation with your manager and other appropriate Company management that disclosure of confidential information is necessary, you must then contact the Legal Department to ensure that an appropriate written nondisclosure agreement is signed prior to the disclosure. The Company has standard nondisclosure agreements suitable for most disclosures. You

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must not sign a third party's nondisclosure agreement or accept changes to the Company's standard nondisclosure agreements without review and approval by the Company's Legal Department; provided, however, that this prohibition shall not apply to a document which you are required to sign in order to gain access to a particular location (e.g., the electronic document that certain companies require you to sign in order to get a badge).
(iii)Requests by Regulatory Authorities. The Company and its employees, agents and contractors must cooperate with appropriate government inquiries and investigations. In this context, however, it is important to protect the legal rights of the Company with respect to its confidential information. All government requests for information, documents or investigative interviews must be referred to the Company's Legal Department. No financial information may be disclosed without the prior written approval of the Chief Financial Officer.
(iv)Company Spokespeople. Specific policies have been established regarding who may communicate information to the press and the financial analyst community on behalf of the Company. All inquiries or calls from the press and financial analysts for statements, comments or information on behalf of the Company should be referred to the Chief Financial Officer or Investor Relations Department. The Company has designated its CEO, CFO and Investor Relations Department as official Company spokespeople for financial matters. The Company has designated its Investor Relations Department as official Company spokespeople for marketing, technical and other such information. These designees are the only people who may communicate with the press on behalf of the Company. Any employee publication or publicly made statement that might be perceived or construed as attributable to the Company, made outside the scope of his or her employment with the Company, must include the Company's standard disclaimer that the publication or statement represents the views of the specific author and not of the Company.
G.Handling the Confidential Information of Others
The Company has many kinds of business relationships with many companies and individuals. Sometimes, they will volunteer confidential information about their products or business plans to induce the Company to enter into a business relationship. At other times, we may request that a third party provide confidential information to permit the Company to evaluate a potential business relationship with that party. In addition, our customers will disclose sensitive design, manufacturing and other product-related information to us in order for the Company to manufacture products for them, Whatever the situation, we must take special care to handle the confidential information of customers and other third parties responsibly. We handle such confidential information in accordance with our agreements with such third parties. See also the Company's policy on Maintaining and Managing Records in Section III (L) of this Code of Business Conduct and Ethics.
(i)Appropriate Nondisclosure Agreements. Confidential information may take many forms. An oral presentation about a company's product development plans may contain protected trade secrets. A customer list or employee list may be a protected trade secret. A demo of an alpha version of a company's new software may contain information protected by trade secret and copyright laws.

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You should never accept information offered by a third party that is represented as confidential, or which appears from the context or circumstances to be confidential, unless an appropriate nondisclosure agreement has been signed with the party offering the information. THE LEGAL DEPARTMENT CAN PROVIDE NONDISCLOSURE AGREEMENTS TO FIT ANY PARTICULAR SITUATION. Even after a nondisclosure agreement is in place, you should accept only the information necessary to accomplish the purpose of receiving it, such as a decision on whether to proceed to negotiate a deal. If more detailed or extensive confidential information is offered and it is not necessary, for your immediate purposes, it should be refused.
(ii)Need-to-Know. Once a third party's confidential information has been disclosed to the Company, we have an obligation to abide by the terms of the relevant nondisclosure agreement and limit its use to the specific purpose for which it was disclosed and to disseminate it only to other Company employees with a need to know the information. Every employee, agent and contractor involved in a potential business relationship with a third party must understand and strictly observe the restrictions on the use and handling of confidential information. When in doubt, consult the Legal Department.
(iii)Notes and Reports. When reviewing the confidential information of a third party under a nondisclosure agreement, it is natural to take notes or prepare reports summarizing the results of the review and, based partly on those notes or reports, to draw conclusions about the suitability of a business relationship. Notes or reports, however, can include confidential information disclosed by the other party and so should be retained only long enough to complete the evaluation of the potential business relationship. Subsequently, they should be either destroyed or turned over to the Legal Department for safekeeping or destruction. The Legal Department will make a judgment as to whether such notes can be destroyed or whether they should be retained in accordance with the Company’s records retention policies. Such notes should be treated just as any other disclosure of confidential information is treated: marked as confidential and distributed only to those Company employees with a need to know.
(iv)Competitive Information. You should never attempt to obtain a competitor's confidential information by improper means, and you should especially never contact a competitor regarding their confidential information. While the Company may, and does, employ former employees of competitors, we recognize and respect the obligations of those employees not to use or disclose the confidential information of their former employers.
H.Obligations Under Securities Laws - Insider Trading
Obligations under the U.S. securities laws apply to everyone. In the normal course of business, officers, directors, employees, agents, contractors and consultants of the Company may come into possession of significant, sensitive information. This information is the property of the Company -- you have been entrusted with it. You may not profit from it by buying or selling securities yourself, or passing on the information to others to enable them to profit or for them to profit on your behalf. The purpose of this policy is both to inform you of your legal responsibilities and to make clear to you that the misuse of sensitive information is contrary to Company policy and U.S. securities laws.

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Insider trading is a crime, penalized by fines of up to $5,000,000 and 20 years in jail for individuals. In addition, the SEC may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from the trading. Insider traders must also disgorge any profits made, and are often subjected to an injunction against future violations. Finally, insider traders may be subjected to civil liability in private lawsuits.
Employers and other controlling persons (including supervisory personnel) are also at risk under U.S. securities laws. Controlling persons may, among other things, face penalties of the greater of $5,000,000 or three times the profits made or losses avoided by the trader if they recklessly fail to take preventive steps to control insider trading.
Thus, it is important both to you and the Company that insider-trading violations not occur. You should be aware that stock market surveillance techniques are becoming increasingly sophisticated, and the chance that U.S. federal or other regulatory authorities will detect and prosecute even small-level trading is significant. Insider trading rules are strictly enforced, even in instances when the financial transactions seem small. You should contact the Legal Department if you are unsure as to whether or not you are free to trade.
The Company has imposed a trading blackout period on members of the Board of Directors, executive officers and certain designated employees who, as a consequence of their position with the Company, are more likely to be exposed to material nonpublic information about the Company. These directors, executive officers and employees generally may not trade in Company securities during the blackout period.
For more details, and to determine if you are restricted from trading during trading blackout periods, you should review the Company’s Insider Trading Policy. You can request a copy of this policy from the Legal Department. You should take a few minutes to read the Insider Trading Policy carefully, paying particular attention to the specific policies and the potential criminal and civil liability and/or disciplinary action for insider trading violations. Employees, agents and contractors of the Company who violate such policy are also subject to disciplinary action by the Company, which may include termination of employment or of business relationship. All questions regarding the Company's Insider Trading Policy should be directed to the Company's General Counsel.
I.Prohibition Against Hedging or Pledging of Company Stock
The Company believes that “hedging,” a term used to describe certain practices taken to reduce the economic risk of Company stock ownership (e.g., to prevent losses if the Company’s stock price were to fall) is inappropriate when undertaken by employees, officers or directors as such techniques reduce alignment with the interests of our public stockholders. As a result, no Company director, officer or other employee, agent or contractor may engage in short sales of the Company’s securities or other transactions intended to hedge or offset any decrease in the market value of the Company’s common stock. Similarly, the Company believes that “pledging” of Company stock by employees, officers or directors (i.e., using Company stock as collateral for a loan, such as in a margin account) can be inappropriate when such practice could cause shares to be sold during a trading blackout period or while the individual is in possession of material non-public information and would otherwise be prohibited

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from selling under this policy. Therefore, the Company prohibits officers and directors from (i) depositing any Company common stock in a margin account or (ii) pledging Company securities as collateral for a loan, unless approved by the Nominating and Governance Committee of the Board.
J.Public Reporting Requirements
(i)     General. Accounting and other business records are relied upon in the preparation of reports the Company files with certain government agencies, such as the SEC. These reports must contain full, timely and understandable information and accurately reflect the Company’s financial condition and results of operations.
        (ii)     Employee Responsibilities. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports must strive to ensure that the Company’s financial disclosures are accurate and verifiable, thus to enable stockholders and potential investors to assess the soundness and risks of the Company’s business and finances and the quality and integrity of the Company’s accounting and disclosures. The integrity of the Company’s public disclosures depends on the accuracy and completeness of the Company’s records. To that end:
a.All business transactions must be supported by appropriate documentation and reflected accurately in the Company’s books and records; in particular, no “side letters” or understandings, oral or written, that deviate from express contractual terms may be entered into;
b.No entry be made that intentionally mischaracterizes the nature or proper accounting of a transaction;
c.No employee may take or authorize any action that would cause the Company’s financial records or disclosures to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;
d.All employees must cooperate fully with the Company’s independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that the Company’s books and records, as well as the Company’s reports filed with the SEC, are accurate and complete; and
e.No employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any report filed with the SEC or other government agency, or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of the Company’s reports accurate in all material respects.
Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to his or her manager or through the Open Door Hotline.
K.Use of Company's Assets
(i)General. Protecting the Company's assets is a key fiduciary responsibility of every employee, agent and contractor. Care should be taken to ensure that assets are not misappropriated, loaned to others, or sold or donated, without appropriate authorization. All Company

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employees, agents and contractors are responsible for the proper use of Company assets, and must safeguard such assets against loss, damage, misuse or theft. Employees, agents or contractors who violate any aspect of this policy or who demonstrate poor judgment in the manner in which they use any Company asset may be subject to disciplinary action, up to and including termination of employment or business relationship at the Company's sole discretion. Company equipment and assets are to be used for Company business purposes only. With the exception of computers and mobile phones (for which reasonable personal use is allowed, subject to the provisions in Subsection III (K) (iv) below), employees, agents and contractors may not use Company assets for personal use, nor may they allow any other person to use Company assets. Employees who have any questions regarding this policy should bring them to the attention of the Company's Human Resources Department.
(ii)Physical Access Control. The Company has and will continue to develop procedures covering physical access control to ensure privacy of communications, maintenance of the security of the Company communication equipment, and safeguard Company assets from theft, misuse and destruction. You are personally responsible for complying with the level of access control that has been implemented in the facility where you work on a permanent or temporary basis. You must not defeat or cause to be defeated the purpose for which the access control was implemented.
(iii)Company Funds. Every Company employee is personally responsible for all Company funds over which he or she exercises control. Company agents and contractors should not be allowed to exercise control over Company funds. Company funds must be used only for Company business purposes. Every Company employee, agent and contractor must take reasonable steps to ensure that the Company receives good value for Company funds spent, and must maintain accurate and timely records of each and every expenditure. Expense reports must be accurate and submitted in a timely manner. Company employees, agents and contractors must not use Company funds for any personal purpose.
(iv)Computers, Mobile Phones and Other Equipment. The Company strives to furnish employees with the equipment necessary to efficiently and effectively do their jobs. You must care for that equipment and to use it responsibly only for Company business purposes. If you use Company equipment at your home or off site, take precautions to protect it from theft or damage, just as if it were your own. If the Company no longer employs you, you must immediately return all Company equipment. While computers and other electronic devices (including mobile phones) may be provided to employees to assist them to perform their jobs and to promote the Company's interests, all such computers and electronic devices, whether used entirely or partially on the Company's premises or with the aid of the Company's equipment or resources, must remain fully accessible to the Company and, to the maximum extent permitted by law, will remain the sole and exclusive property of the Company. You should not install any software on your Company computer which has not been provided to you by the Company.
To the extent permitted by applicable law, employees, agents and contractors should not maintain any expectation of privacy with respect to information transmitted over, received by, or stored in any electronic communications device owned, leased, or operated in whole or in part by or on behalf of the Company. To the extent permitted by applicable law, the Company retains the right to gain

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access to any information received by, transmitted by, or stored in any such electronic communications device, by and through its employees, agents, contractors, or representatives, at any time, either with or without an employee's or third party's knowledge, consent or approval.
(v)Software. All software used by employees to conduct Company business must be appropriately licensed. Never make or use illegal or unauthorized copies of any software, whether in the office, at home, or on the road, since doing so may constitute copyright infringement and may expose you and the Company to potential civil and criminal liability. In addition, use of illegal or unauthorized copies of software may subject the employee to disciplinary action, up to and including termination. The Company's IT Department will inspect Company computers periodically to verify that only approved and licensed software has been installed. Any non-licensed/supported software will be removed.
(vi)Electronic Usage. The purpose of this policy is to make certain that employees utilize electronic communication devices in a legal, ethical, and appropriate manner. This policy addresses the Company's responsibilities and concerns regarding the fair and proper use of all electronic communications devices within the organization, including computers, mobile phones, e-mail, connections to the Internet, intranet and extranet and any other public or private networks, voice mail and video conferencing. Posting or discussing information concerning the Company's products or business on the Internet without the prior written consent of the Company's CFO is prohibited. Any other form of electronic communication used by employees currently or in the future is also intended to be encompassed under this policy. It is not possible to identify every standard and rule applicable to the use of electronic communications devices. Employees are therefore encouraged to use sound judgment whenever using any feature of our communications systems. The complete set of policies with respect to electronic usage of the Company's assets is located on the Sanmina intranet site. You are expected to review, understand and follow such policies and procedures.
L.Maintaining and Managing Records
The Company maintains a Records Retention Policy intended to ensure that Company records are retained only as long as required for the Company’s business operations or archival purposes, or to satisfy specific requirements including, but not limited to accounting, audit, legal and tax requirements. Once the applicable retention policy has expired (and provided there is no legal hold on Company records), Company records shall be promptly destroyed in accordance with the policy. Records include paper documents, CDs, computer hard disks, email, floppy disks, microfiche, microfilm or all other media. Furthermore, records are deemed to include personal data within the meaning of the European Union General Data Protection Regulation 2016/679 (“GDPR”). The Company is required by local, state, federal, foreign and other applicable laws and regulations such as (but not limited to) the GDPR to retain certain records and to follow specific guidelines in the management, processing and disposal of its records. Civil and criminal penalties for failure to comply with such guidelines can be severe for employees, agents, contractors and the Company, and failure to comply with such guidelines may subject the employee, agent or contractor to disciplinary action, up to and including termination of employment or business relationship at the Company's sole discretion.

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M. Records on Legal Hold
 A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. The Company's Legal Department determines and identifies what types of Company records or documents are required to be placed under a legal hold. Every Company employee, agent and contractor must comply with this policy. Failure to comply with this policy may subject the employee, agent or contractor to disciplinary action, up to and including termination of employment or business relationship at the Company's sole discretion.
The Company's Legal Department will notify you if a legal hold is placed on records for which you are responsible. You then must preserve and protect the necessary records in accordance with instructions from the Company's Legal Department. RECORDS OR SUPPORTING DOCUMENTS THAT HAVE BEEN PLACED UNDER A LEGAL HOLD MUST NOT BE DESTROYED, ALTERED OR MODIFIED UNDER ANY CIRCUMSTANCES. A legal hold remains effective until it is officially released in writing by the Company's Legal Department. If you are unsure whether a document has been placed under a legal hold, you should preserve and protect that document while you check with the Company's Legal Department.
N.Foreign Corrupt Practices Act
 The anti-bribery and corrupt payment provisions of the FCPA make illegal any corrupt offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value to any foreign official, or any foreign political party, candidate or official, for the purpose of: influencing any act or failure to act, in the official capacity of that foreign official or party; or inducing the foreign official or party to use influence to affect a decision of a foreign government or agency, in order to obtain or retain business for anyone, or direct business to anyone.
All Company employees, agents and contractors whether located in the United States or abroad, are responsible for FCPA compliance and the procedures to ensure FCPA compliance. All managers and supervisory personnel are expected to monitor continued compliance with the FCPA to ensure compliance with the highest moral, ethical and professional standards of the Company. FCPA compliance includes the Company's policy on Maintaining and Managing Records in Section III (L) of this Code of Business Conduct and Ethics.
Laws in most countries outside of the United States also prohibit or restrict government officials or employees of government agencies from receiving payments, entertainment, or gifts for the purpose of winning or keeping business. No contract or agreement may be made with any business in which a government official or employee holds a significant interest, without the prior approval of the Company's Legal Department.
O.Export Controls
A number of countries maintain controls on the destinations to which products or software may be exported. Some of the strictest export controls are maintained by the United States against countries

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that the U.S. government considers unfriendly or as supporting international terrorism. The U.S. regulations are complex and apply both to exports from the United States and to exports of products from other countries, when those products contain U.S.origin components or technology. In some circumstances, an oral presentation containing technical data made to foreign nationals in the United States may constitute a controlled export. The Trade Compliance can provide you with guidance on which countries are prohibited destinations for Company products or whether a proposed technical presentation to foreign nationals may require a U.S. Government license. Accordingly, you should check with the Trade Compliance Department in advance of effecting any offshore transaction that may raise concerns regarding compliance with U.S. export control laws.
P.Building Security
If you suspect any illegal activity, security breach (whether in fences, cages, attempts by unauthorized personnel to gain entry or otherwise), or dangerous situation, it is critical that you report the violation to management, the security guard or to your human resources representative as soon as possible. In the event you come into contact with a person who doesn’t have the appropriate badge or other credential, you should politely inquire as to the individual’s business on the premises and, if unsatisfied with the response, promptly report the individual to the security guard and/or your human resources representative. In the event of an emergency, you should dial 911 (if you are in the United States) or the appropriate emergency number (if you are outside of the United States).
IV.RESPONSIBILITIES TO OUR CUSTOMERS AND OUR SUPPLIERS
A.Customer Relationships
If your job puts you in contact with any Company customers or potential customers, it is critical for you to remember that you represent the Company to the people with whom you are dealing. Act in a manner that creates value for our customers and helps to build a relationship based upon trust. The Company and its employees have provided products and services for many years and have built up significant goodwill over that time. This goodwill is one of our most important assets, and the Company’s employees, agents and contractors must act to preserve and enhance our reputation.
B.Publications of Others
The Company subscribes to many publications that help employees do their jobs better. These include newsletters, reference works, online reference services, magazines, books, and other digital and printed works. Copyright law generally protects these works, and their unauthorized copying and distribution constitute copyright infringement. You must first obtain the consent of the publisher of a publication before copying publications or significant parts of them. When in doubt about whether you may copy a publication, consult the Legal Department.
C.Selecting Suppliers
The Company's suppliers make significant contributions to our success. To create an environment where our suppliers have an incentive to work with the Company, they must be confident

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that they will be treated lawfully and in an ethical manner. The Company's policy is to purchase supplies based on need, quality, service, price and terms and conditions. The Company's policy is to select significant suppliers or enter into significant supplier agreements through a competitive bid process where possible. Under no circumstances should any Company employee, agent or contractor attempt to coerce suppliers in any way. The confidential information of a supplier is entitled to the same protection as that of any other third party and must not be received before an appropriate nondisclosure agreement has been signed and may not be disclosed except in compliance with such nondisclosure agreement. A supplier's performance should generally not be discussed with anyone outside the Company. A supplier to the Company is generally free to sell its products or services to any other party, including competitors of the Company. In some cases where the products or services have been designed, fabricated, or developed to our specifications, the agreement between the parties may contain restrictions on sales.
D.Government Affairs
It is the Company's policy to comply fully with all applicable laws and regulations governing contact and dealings with government employees and public officials, and to adhere to high ethical, moral and legal standards of business conduct. This policy includes strict compliance with all local, state, federal, foreign and other applicable laws, rules and regulations. Employees, agents or contractors whose work requires lobbying communication with any member or employee of a legislative body or with any government official or employee in the formulation of legislation, either directly or through a paid lobbyist or law firm, must have prior written approval of such activity from the Company's Legal Department. Activity covered by this policy includes meetings with legislators or members of their staffs or with senior executive branch officials. Preparation, research, and other background activities that are done in support of lobbying communication are also covered by this policy even if the communication ultimately is not made.
The Company reserves the right to communicate its position on important issues to elected representatives and other government officials. It is the Company's policy to comply fully with all local, state, federal, foreign and other applicable laws, rules and regulations regarding political contributions. The Company's funds or assets must not be used for, or be contributed to, political campaigns or political practices under any circumstances without the prior written approval of the Company's Legal Department and, if required, the Board of Directors.

E.Government Contracts
It is the Company's policy to comply fully with all applicable laws and regulations that apply to government contracting. It is also necessary to strictly adhere to all terms and conditions of any contract with local, state, federal, foreign or other applicable governments. The Company's Legal Department must review and approve all contracts with any government entity or government contractor.
F.Free and Fair Competition

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Most countries have well-developed bodies of law designed to encourage and protect free and fair competition. The Company is committed to obeying both the letter and spirit of these laws. The consequences of not doing so can be severe for all of us.
These laws often regulate the Company's relationships with its distributors, resellers, dealers, and customers. Competition laws generally address the following areas: pricing practices (including price discrimination), discounting, terms of sale, credit terms, promotional allowances, secret rebates, exclusive dealerships or distributorships, product bundling, restrictions on carrying competing products, termination, and many other practices.
Competition laws also govern, usually quite strictly, relationships between the Company and its competitors. AS A GENERAL RULE, CONTACTS WITH COMPETITORS SHOULD BE LIMITED AND SHOULD ALWAYS AVOID SUBJECTS SUCH AS PRICES OR OTHER TERMS AND CONDITIONS OF SALE, CUSTOMERS, AND SUPPLIERS. Employees, agents or contractors of the Company may not knowingly make false or misleading statements regarding its competitors or the products of its competitors, customers or suppliers. Participating with competitors in a trade association or in a standards creation body is acceptable when the association has been properly established, has a legitimate purpose, and has limited its activities to that purpose. Membership in trade associations should be approved in advance by the Legal Department.
No employee, agent or contractor shall at any time or under any circumstances enter into an agreement or understanding, written or oral, express or implied, with any competitor concerning prices, discounts, other terms or conditions of sale, profits or profit margins, costs, allocation of product or geographic markets, allocation of customers, limitations on production, or bids or the intent to bid or even discuss or exchange information on these subjects. In some cases, legitimate joint ventures with competitors may permit exceptions to these rules as may bona fide purchases from or sales to competitors on non-competitive products, but the Company's Legal Department must review all such proposed ventures in advance. These prohibitions are absolute and strict observance is required. Collusion among competitors is illegal, and the consequences of a violation are severe.
In addition, no employee, agent or contractor shall cause the Company to participate or agree to participate in a boycott of any customer, competitor, supplier, political subdivision or other group, except as required by applicable law (e.g. legitimate trade sanctions issued by a governmental authority with jurisdiction over the Company).
Although the spirit of these laws, known as "antitrust," "competition," or "consumer protection" or unfair competition laws, is straightforward, their application to particular situations can be quite complex. To ensure that the Company complies fully with these laws, each of us should have a basic knowledge of them and should involve our Legal Department early on if it appears that a questionable situation may arise.
G.Industrial Espionage
It is the Company's policy to lawfully compete in the marketplace. This commitment to fairness includes respecting the rights of our competitors and abiding by all applicable laws in the course of

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competing. The purpose of this policy is to maintain the Company's reputation as a lawful competitor and to help ensure the integrity of the competitive marketplace. The Company expects its competitors to respect our rights to compete lawfully in the marketplace, and we must respect their rights equally. Company employees, agents and contractors may not steal or unlawfully use the information, material, products, intellectual property, or proprietary or confidential information of anyone including suppliers, customers, business partners or competitors.
V.WAIVERS
Any waiver of any provision of this Code of Business Conduct and Ethics for a member of the Company’s Board of Directors or an executive officer must be approved in writing prior to the proposed transaction by the Company’s Board of Directors and promptly publicly disclosed. Any waiver of any provision of this Code of Business Conduct and Ethics with respect to any other employee, agent or contractor must be approved in writing prior to the proposed transaction by the Company’s Legal Department.
VI.DISCIPLINARY ACTIONS
The matters covered in this Code of Business Conduct and Ethics are of the utmost importance to the Company, its stockholders and its business partners, and are essential to the Company's ability to conduct its business in accordance with its stated values. We expect all of our employees, agents, contractors and consultants to adhere to these rules in carrying out their duties for the Company.
The Company will take appropriate action against any employee, agent, contractor or consultant whose actions are found to violate these policies or any other policies of the Company. Disciplinary actions may include immediate termination of employment or business relationship at the Company's sole discretion. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will cooperate fully with the appropriate authorities. You should review the Company's policies and procedures at the Sanmina intranet site for more detailed information.

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VII.ACKNOWLEDGMENT OF CODE OF BUSINESS CONDUCT AND ETHICS
I have received and read the Company's Code of Business Conduct and Ethics. I understand the standards and policies contained in the Company Code of Business Conduct and Ethics and understand that there may be additional policies or laws specific to my job. I further agree to comply with the Company Code of Business Conduct and Ethics, including, without limitation, Section III (C) concerning conflicts of interest. I acknowledge that violations of the Company Code of Business Conduct, including, without limitation, Section III (C) concerning conflicts of interest, constitute a material breach of the Company’s rules and regulations and are grounds for termination of my employment with the Company.
If I have questions concerning the meaning or application of the Company Code of Business Conduct and Ethics, any Company policies, or the legal and regulatory requirements applicable to my job, I will consult my manager, the Human Resources Department or the Legal Department.

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Signature

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Please sign and return this form to the Human Resources Manager at your facility.

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